Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2018 Fourth Quarter and Full Year

Fourth Quarter Highlights:

  Total reported revenues were $229.9, compared with $239.5 million in the prior year period, reflecting the shift of the Easter holiday into the Company’s fiscal third quarter and the Company’s sale of Fannie May Confections in May of 2017. Adjusted for the sale of Fannie May(1), total revenues increased 1.7 percent.
  EPS was ($0.13), compared with $0.12 per share in the prior year period. Adjusted EPS(1) was ($0.12), compared with ($0.11) in the prior year period.
  Adjusted EBITDA1 was a loss of $1.8 million, compared with an Adjusted EBITDA loss of $1.2 million in the prior year period, primarily reflecting the Easter shift.

Full Year Highlights:

  Total reported revenues were $1.15 billion, compared with $1.19 billion in the prior year period. Adjusted for the sale of Fannie May(1), total revenues increased 3.7 percent, primarily reflecting accelerating revenue growth in the Company’s two largest brands, 1-800-Flowers.com and Harry & David.
  EPS was $0.61, compared with $0.65 in the prior year period. Adjusted EPS(1) was $0.44, compared with $0.44 in the prior year period.
  Adjusted EBITDA(1), was $78.9 million, compared with $85.9 million in the prior year.

Fiscal 2019 Outlook:

  The Company expects to build on the accelerated pace of revenue growth seen in the second half of fiscal 2018 and is providing guidance for revenue growth in a range of 5-to-7 percent during fiscal 2019, driven by strong momentum in its market-leading 1-800-Flowers and Harry & David brands and increased investments in strategic marketing and merchandising programs.

( (1)Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted” and “Comparable”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 23, 2018--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2018 fourth quarter and full year ended July 1, 2018. Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “Our results for the fourth quarter represent a strong finish to the fiscal year. During the quarter, we achieved healthy revenue growth in our Consumer Floral and BloomNet segments. This was driven by strong everyday gifting demand combined with a solid Mother’s Day period, which more than offset the impact of the Easter holiday shift. In our Gourmet Foods and Gift Baskets segment, where the Easter shift has the largest impact, we saw a continuation of the accelerated growth in everyday gifting that we noted throughout the fiscal year, particularly in our Harry & David and 1-800-Baskets brands.”

Regarding the full fiscal year, McCann said, “Revenue growth for the 1-800-Flowers.com brand accelerated throughout the year as we leveraged our investments in targeted marketing and merchandising programs and further extended our market leadership position. BloomNet also benefited from a similar investment strategy, enabling us to expand our market position versus the legacy wire service competition. In addition, our Gourmet Foods and Gift Baskets segment achieved revenue growth of nearly five percent, on a comparable basis, during the second half of the fiscal year, primarily driven by strong everyday gifting in our Harry & David and 1-800-Baskets brands.”

He continued, “As we move into fiscal 2019, we plan to take advantage of market conditions and build on the momentum we are seeing across our business by continuing to invest in strategic marketing and merchandising programs as well as in innovations that enhance the customer experience. These investments will enable us to accelerate revenue growth and extend our market leadership positions. We remain intensely focused on growing our customer base and expanding the platform we are building to help our customers express, connect and celebrate.”

Fiscal Fourth Quarter Results

Total reported revenue for the fiscal fourth quarter was $229.9 million, down 4.0 percent compared with $239.5 million in the prior year period. This reflected both the shift of the Easter holiday into the Company’s fiscal third quarter, compared with the prior year when the holiday fell in the Company’s fiscal fourth quarter, and the sale in May of 2017 of the Fannie May Fine Confections business. Adjusted for the sale of Fannie May(1), total consolidated revenues for the quarter increased 1.7 percent, primarily reflecting growth in the Company’s 1-800-Flowers and BloomNet businesses. For the second half of the fiscal year, which combines the Company’s third and fourth quarters, eliminating the impact of the timing of the Easter holiday, total comparable revenues, adjusted for the sale of Fannie May(1), increased 5.8 percent.

Gross profit margin for the quarter was 40.5 percent, compared with 41.0 percent in the prior year period. Gross profit margin in the prior year period, adjusted for the sale of Fannie May(1) was 41.3 percent. The decline in gross profit margin primarily reflects the shift of the Easter holiday. Operating expense as a percent of total sales was 45.4 percent, compared with 45.5 percent in the prior year period.

The combination of these factors resulted in an Adjusted EBITDA(1) loss of $1.8 million, compared with an Adjusted EBITDA(1) loss of $1.2 million in the prior year period, primarily reflecting the Easter shift. Net loss was $8.2 million, or ($0.13) per share, compared with net income of $8.0 million, or $0.12 per share in the prior year period, which included the gain on the sale of Fannie May Confections in May of 2017. On a comparable basis(1), net loss was $7.6 million, or ($0.12) per share, compared with a net loss of $7.0 million, or ($0.11) per share, in the prior year period.

Fiscal 2018 Full Year Results

Total reported revenues for the full fiscal year were $1.15 billion, compared with $1.19 billion in the prior year. Adjusted for the sale of Fannie May(1), year-over-year revenues increased 3.7 percent, primarily reflecting growth in the Company’s 1-800-Flowers and Harry & David brands.

Gross profit margin for the year was 42.5 percent, compared with 43.6 percent in the prior year. Adjusted for the sale of Fannie May(1), gross profit margin in the prior year period was 43.9 percent. Operating expense as a percent of total revenues was 38.9 percent, compared with 39.7 percent in the prior year.

Adjusted EBITDA was $78.9 million, compared with $85.9 million in the prior year. Net income was $40.8 million, or $0.61 per share, compared with $44.0 million, or $0.65 per share in the prior year. On a comparable basis(1), net income was $29.3 million, or $0.44 per share, compared with $29.9 million, or $0.44 per share in the prior year period.

Customer Metrics

During the fiscal fourth quarter, the Company attracted 746,000 new customers. Approximately 2.0 million customers placed orders during the quarter, of whom 62.9 percent were repeat customers. For the year, the Company attracted 2.8 million new customers. Approximately 6.6 million customers placed orders during the year, of whom 58.1 percent were repeat customers. This reflects the Company’s focus on effective marketing and merchandising programs, including initiatives in social and mobile communications channels.

Segment Results

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet business segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Fourth quarter reported revenues were $60.1 million, down 23.3 percent compared with $78.4 million in the prior year period. The lower revenues for the quarter primarily reflect the shift of the Easter holiday into the Company’s fiscal third quarter and the sale of Fannie May in May of 2017. Adjusted for the sale of Fannie May(1), revenues for the period declined 7.1 percent reflecting strong, everyday gifting sales for the Harry & David and Cheryl’s brands, which somewhat offset the Easter holiday shift. For the second half of the fiscal year, which combines the Company’s third and fourth quarters, eliminating the impact of the timing of the Easter holiday, total comparable revenues in this segment, adjusted for the sale of Fannie May, increased 4.5 percent compared with the prior year period.

  Gross profit margin for the quarter was 36.0 percent compared with 37.6 percent in the prior year period. Adjusted for the sale of Fannie May(1), gross profit margin for the prior year period was 37.8 percent. Contribution loss for the quarter was $8.8 million, compared with a contribution loss of $7.2 million in the prior year period. Adjusted for the sale of Fannie May(1), contribution margin loss in the prior year period was $6.8 million. The higher contribution margin loss for the quarter, on both a reported and comparable basis, primarily reflects the impact of the Easter holiday shift.

  For the year, revenues in this segment were $605.5 million, down 9.7 percent compared with $670.7 million in the prior year, primarily reflecting the sale of Fannie May. Adjusted for the sale of Fannie May(1), revenues for the year increased 3.2 percent. Gross profit margin for the year was 42.6 percent, compared with 43.6 percent in the prior year. On a comparable basis(1), gross profit margin for the prior year was 44.2 percent. The lower gross profit margin for the year, on both a reported and comparable basis, primarily reflects the impact of operational issues at the Company’s Cheryl’s Cookies brand during the fiscal second quarter as well as higher transportation and labor-related costs incurred throughout the year. As a result of these factors, contribution margin for the year was $70.9 million, compared with $77.3 million in the prior year. On a comparable basis(1), contribution margin in the prior year was $75.5 million.

  Consumer Floral: Fourth quarter revenues grew 4.0 percent to $145.0 million, compared with $139.4 million in the prior year period reflecting solid every-day gifting growth and strong Mother’s Day sales, which more than offset the impact of the Easter holiday shift. Gross profit margin for the quarter was 40.2 percent, unchanged compared with the prior year period. Contribution margin for the quarter increased 14.5 percent to $16.8 million, compared with $14.7 million in the prior year period.

  For the year, revenues increased 4.7 percent to $457.5 million, compared with $437.1 million in the prior year. The strong revenue growth primarily reflects benefits from the Company’s investments in strategic marketing and merchandising programs designed to accelerate growth and extend its market leadership in the consumer floral space. Gross profit margin for the year was 39.7 percent, compared with 40.6 percent in the prior year. Contribution margin was $50.8 million, compared with $51.9 million in the prior year.
  BloomNet Wire Service: Fourth quarter revenues increased 12.6 percent to $24.9 million, compared with $22.1 million in the prior year period, reflecting increased order volumes as BloomNet continues to enhance its market position. Gross profit margin for the quarter was 51.8 percent, compared with 56.6 percent in the prior year period, primarily reflecting product mix. Contribution margin for the quarter increased 2.1 percent to $8.9 million compared with $8.7 million in the prior year period.

  For the year, revenues increased 2.1 percent to $89.6 million, compared with $87.7 million in the prior year period. Gross profit margin for the year was 54.3 percent, compared with 56.5 percent in the prior year. Contribution margin for the year was $31.7 million, compared with $32.4 million in the prior year.

Company Guidance

For fiscal 2019, the Company’s guidance includes its plan to increase investments in strategic marketing and merchandising programs to take advantage of market conditions and build on the revenue growth momentum it is seeing across all three of its business segments. In addition, the Company’s guidance for bottom-line metrics assumes the restoration of 100 percent bonus payout in fiscal 2019, compared with minimal bonus payout in fiscal 2018. As a result, the Company is providing guidance for revenue and bottom-line results for fiscal 2019 as follows:

  Consolidated revenue growth of 5.0%-to-7.0% compared with the prior year;
  EPS in a range of $0.38-to-$0.42. This includes an anticipated normalized effective tax rate of 26 percent;
  Adjusted EBITDA in a range of $77.0 million-to-$80.0 million, and;
  Free Cash Flow for the year in a range of $30.0 million-to-$40.0 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “(1)”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

Adjusted/ Comparable Revenue

Adjusted/ Comparable revenues measure GAAP revenues adjusted for the effects of acquisitions, dispositions, and other items affecting period to period comparability. See Selected Financial Information for details on how comparable revenues were calculated for each period presented. We believe that this measure provides management and investors with a more complete understanding of underlying revenue trends of established, ongoing operations by excluding the effect of activities that are subject to volatility and can obscure underlying trends. Management recognizes that the term "comparable or adjusted revenues" may be interpreted differently by other companies and under different circumstances. Although this may influence comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the Company and its segments, and may therefore be a useful tool in assessing period-to-period performance trends.

EBITDA and Adjusted/ Comparable EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted/ Comparable EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period to period comparability. See Selected Financial Information at the end of this release for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted/ Comparable EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted or Comparable Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted or Comparable Segment Contribution Margin is defined as Segment Contribution Margin adjusted for certain items affecting period to period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income and Adjusted or Comparable Net Income Per Common Share (or EPS):

We define Adjusted Net Income and Adjusted or Comparable Net Income Per Common Share (or EPS) as Net Income and Net Income Per Common Share (or EPS) adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how Adjusted Net Income and Adjusted or Comparable Net Income Per Common Share (or EPS) were calculated for each period presented. We believe that Adjusted Net Income and Adjusted or Comparable Net Income Per Common Share (or EPS) are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income and Net Income Per Common share (or EPS), as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts for all celebratory occasions. For more than 40 years, 1-800-Flowers.com® has been delivering smiles to customers with a 100% Smile Guarantee® backing every gift. The 1-800-FLOWERS.COM, Inc. family of brands also includes everyday gifting and entertaining products from 1-800-Baskets.com®, Cheryl’s Cookies®, FruitBouquets.com®, Harry & David®, Moose Munch®, The Popcorn Factory®, Wolferman’s®, Personalization Universe®, Simply Chocolate®, and GoodseySM. Additionally, the Company offers top-quality steaks and chops from Stock Yards®. The Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across the Company’s portfolio of brands, is designed to deepen relationships with customers. BloomNet®, an international floral wire service operated by the Company, provides a broad-range of products and services designed to help professional florists grow their businesses profitably. The Company also operates NapcoSM, a resource for floral gifts and seasonal décor and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was named to the Stores® 2017 Hot 100 Retailers List by the National Retail Federation and received the Gold award in the “Best Artificial Intelligence” category at the Data & Marketing Association’s 2017 International ECHO Awards. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s expectations for: the success of its planned investments in strategic or targeted investments in marketing and merchandising programs designed to accelerate revenue growth; its ability to achieve its guidance for full fiscal-year 2019 revenue growth rate in a range of 5-to-7 percent; its ability to achieve full fiscal-year 2019 Adjusted EBITDA in a range of $77.0 million-to-$80.0 million and EPS in a range of $0.38 -to- $0.42 per fully-diluted share, its ability to generate Free Cash Flow for the full fiscal 2019 year in a range of $30.0 million-to-$40.0 million; its ability to leverage its operating platform and reduce operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 23, 2018, at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: (US) 1-877-344-7529; (Canada) 1-855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10122803.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	July 1, 2018	July 2, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$147,240	$149,732
Trade receivables, net	12,935	14,073
Inventories	88,825	75,862
Prepaid and other	24,021	17,735
Total current assets	273,021	257,402

Property, plant and equipment, net	163,340	161,381
Goodwill	62,590	62,590
Other intangibles, net	59,823	61,090
Other assets	12,115	10,007
Total assets	$570,889	$552,470

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$41,437	$27,781
Accrued expenses	73,299	90,206
Current maturities of long-term debt	10,063	7,188
Total current liabilities	124,799	125,175

Long-term debt	92,267	101,377
Deferred tax liabilities	26,200	33,868
Other liabilities	12,719	9,811
Total liabilities	255,985	270,231
Total stockholders’ equity	314,904	282,239
Total liabilities and stockholders’ equity	$570,889	$552,470

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Income
(in thousands, except for per share data)
(unaudited)

	Three Months Ended		Years Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017
Net revenues:
E-commerce (combined online and telephonic)	$192,079	$191,355	$921,848	$896,762
Other	37,855	48,173	230,073	296,863
Total net revenues	229,934	239,528	1,151,921	1,193,625
Cost of revenues	136,901	141,209	662,896	673,344
Gross profit	93,033	98,319	489,025	520,281
Operating expenses:
Marketing and sales	67,102	72,415	298,810	317,527
Technology and development	10,172	9,312	39,258	38,903
General and administrative	19,312	19,670	77,440	84,116
Depreciation and amortization	7,823	7,720	32,469	33,376
Total operating expenses	104,409	109,117	447,977	473,922
Operating income (loss)	(11,376)	(10,798)	41,048	46,359
Interest expense, net	712	1,025	3,631	5,821
Other income, net	(290)	(14,901)	(605)	(15,471)
Income (loss) before income taxes	(11,798)	3,078	38,022	56,009
Income tax expense (benefit)	(3,575)	(4,935)	(2,769)	11,968
Net income (loss)	$(8,223)	$8,013	$40,791	$44,041

Basic net income (loss) per common share	$(0.13)	$0.12	$0.63	$0.68

Diluted net income (loss) per common share	$(0.13)	$0.12	$0.61	$0.65

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,583	65,255	64,666	65,191
Diluted	64,583	67,604	66,938	67,735

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years ended
	July 1, 2018	July 2, 2017

Operating activities:
Net income	$40,791	$44,041
Reconciliation of net income to net cash provided by operating activities, net of dispositions:
Gain on sale of Fannie May	-	(14,607)
Depreciation and amortization	32,469	33,376
Amortization of deferred financing costs	953	1,532
Deferred income taxes	(7,668)	(1,649)
Bad debt expense	1,068	1,158
Stock-based compensation	3,726	6,102
Other non-cash items	565	133
Changes in operating items:
Trade receivables	70	(6,220)
Inventories	(12,963)	(9,277)
Prepaid and other	(6,286)	(2,609)
Accounts payable and accrued expenses	5,249	9,132
Other assets	(88)	(36)
Other liabilities	455	(66)
Net cash provided by operating activities	58,341	61,010

Investing activities:
Proceeds from sale of business	-	111,955
Working capital adjustment related to sale of business	(8,500)	-
Capital expenditures, net of non-cash expenditures	(33,306)	(33,653)
Net cash provided by (used in) investing activities	(41,806)	78,302

Financing activities:
Acquisition of treasury stock	(12,176)	(10,735)
Proceeds from exercise of employee stock options	337	285
Proceeds from bank borrowings	30,000	181,000
Repayment of notes payable and bank borrowings	(37,188)	(186,451)
Debt issuance costs	-	(1,506)
Net cash used in financing activities	(19,027)	(17,407)

Net change in cash and cash equivalents	(2,492)	121,906
Cash and cash equivalents:
Beginning of year	149,732	27,826

End of year	$147,240	$149,732

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information – Category Information
(dollars in thousands) (unaudited)

	Three Months Ended
	July 1, 2018	Severance Costs	Litigation Settlement	As Adjusted (non-GAAP) July 1, 2018	July 2, 2017	Exclude Operating Results of Fannie May	Severance Costs	As Adjusted (non- GAAP) July 2, 2017	As Adjusted (non-GAAP) % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$145,004	$-		$145,004	$139,425	$-	$-	$139,425	4.0%
BloomNet Wire Service	24,932			24,932	22,143			22,143	12.6%
Gourmet Food & Gift Baskets	60,115			60,115	78,382	(13,644)		64,738	-7.1%
Corporate	263			263	263			263	0.0%
Intercompany eliminations	(380)			(380)	(685)	290		(395)	3.8%
Total net revenues	$229,934	$-	$-	$229,934	$239,528	$(13,354)	$-	$226,174	1.7%

Gross profit:
1-800-Flowers.com Consumer Floral	$58,279			$58,279	$56,105			$56,105	3.9%
	40.2%			40.2%	40.2%			40.2%

BloomNet Wire Service	12,922			$12,922	12,543			12,543	3.0%
	51.8%			51.8%	56.6%			56.6%

Gourmet Food & Gift Baskets	21,651			21,651	29,483	(5,012)		24,471	-11.5%
	36.0%			36.0%	37.6%			37.8%

Corporate (a)	181			181	188			188	-3.7%
	68.8%			68.8%	71.5%			71.5%

Total gross profit	$93,033	$-	$-	$93,033	$98,319	$(5,012)	$-	$93,307	-0.3%
	40.5%	-	-	40.5%	41.0%	-	-	41.3%
EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$16,820			$16,820	$14,688			$14,688	14.5%
BloomNet Wire Service	8,851			8,851	8,670			8,670	2.1%
Gourmet Food & Gift Baskets	(8,771)			(8,771)	(7,232)	218	214	(6,800)	-29.0%
Segment Contribution Margin Subtotal	16,900	-	-	16,900	16,126	218	214	16,558	2.1%
Corporate (a)	(20,453)	429	426	(19,598)	(19,204)	223		(18,981)	-3.3%

EBITDA (non-GAAP)	(3,553)	429	426	(2,698)	(3,078)	441	214	(2,423)	-11.3%

Add: Stock-based compensation	724			724	910			910	-20.4%
Add: Comp charge related to NQ Plan investment appreciation	128			128	302			302	-57.6%

Adjusted EBITDA (non-GAAP)	$(2,701)	$429	$426	$(1,846)	$(1,866)	$441	$214	$(1,211)	-52.4%

	Years Ended
	July 1, 2018	Severance Costs	Litigation Settlement	As Adjusted (non-GAAP) July 1, 2018	July 2, 2017	Exclude Operating Results of Fannie May	Severance Costs	As Adjusted (non- GAAP) July 2, 2017	As Adjusted (non-GAAP) % Change

Net revenues:
1-800-Flowers.com Consumer Floral	$457,460	$-	$-	$457,460	$437,132	$-	$-	$437,132	4.7%
BloomNet Wire Service	89,569			89,569	87,700			87,700	2.1%
Gourmet Food & Gift Baskets	605,523			605,523	670,677	(83,917)		586,760	3.2%
Corporate	1,114			1,114	1,102			1,102	1.1%
Intercompany eliminations	(1,745)			(1,745)	(2,986)	1,341		(1,645)	-6.1%
Total net revenues	$1,151,921	$-	$-	$1,151,921	$1,193,625	$(82,575)	$-	$1,111,050	3.7%

Gross profit:
1-800-Flowers.com Consumer Floral	$181,601	$-	$-	$181,601	$177,488	$-	$-	$177,488	2.3%
	39.7%			39.7%	40.6%		-	40.6%

BloomNet Wire Service	48,604			48,604	49,562		-	49,562	-1.9%
	54.3%			54.3%	56.5%		-	56.5%

Gourmet Food & Gift Baskets	257,803			257,803	292,199	(32,571)	-	259,628	-0.7%
	42.6%			42.6%	43.6%		-	44.2%

Corporate (a)	1,017			1,017	1,032		-	1,032	-1.5%
	91.3%			91.3%	93.6%		-	93.6%

Total gross profit	$489,025	$-	$-	$489,025	$520,281	$(32,571)	$-	$487,710	0.3%
	42.5%	-	-	42.5%	43.6%	-		43.9%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP):
1-800-Flowers.com Consumer Floral	$50,808	$-	$-	$50,808	$51,860	$-	$-	$51,860	-2.0%
BloomNet Wire Service	31,683			31,683	32,383	-	-	32,383	-2.2%
Gourmet Food & Gift Baskets	70,927			70,927	77,312	(2,575)	756	75,493	-6.0%
Segment Contribution Subtotal	153,418	-	-	153,418	161,555	(2,575)	756	159,736	-4.0%
Corporate (a)	(79,901)	429	426	(79,046)	(81,820)	1,310		(80,510)	1.8%
EBITDA (non-GAAP)	73,517	$429	$426	$74,372	79,735	(1,265)	756	79,226	-6.1%
Add: Stock-based compensation	3,726			3,726	5,694			5,694	-34.6%
Add: Comp charge related to NQ Plan investment appreciation	797			797	987			987	-19.4%

Adjusted EBITDA (non-GAAP)	$78,040	$429	$426	$78,895	$86,416	$(1,265)	$756	$85,907	-8.2%

Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):
	Three Months Ended		Years Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Net income (loss)	$(8,223)	$8,013	$40,791	$44,041
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Add back: Litigation Settlement	426	-	426	-
Add back: Severance costs	429	213	429	756
Deduct: Fannie May operating losses	-	(305)	-	(1,036)
Deduct: Gain from Sale of Fannie May	-	14,607	-	14,607
Deduct: Income tax benefit on adjustments	211	952	211	1,344
Deduct: U.S. tax reform benefit on deferred taxes (b)	-	-	12,158	-
Adjusted net income (loss) (non-GAAP)	$(7,579)	$(7,028)	$29,277	$29,882

Basic and diluted net income (loss) per common share
Basic	$(0.13)	$0.12	$0.63	$0.68
Diluted	$(0.13)	$0.12	$0.61	$0.65

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$(0.12)	$(0.11)	$0.45	$0.46
Diluted	$(0.12)	$(0.11)	$0.44	$0.44

Weighted average shares used in the calculation of net income and adjusted net income (loss) (non-GAAP) per common share
Basic	64,583	65,255	64,666	65,191
Diluted	64,583	65,255	66,938	67,735

Reconciliation of net income (loss) to adjusted EBITDA (non-GAAP) (c):

	Three Months Ended		Years Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

Net income (loss)	$(8,223)	$8,013	$40,791	$44,041
Add:
Interest expense, net	422	731	3,026	4,957
Depreciation and amortization	7,823	7,720	32,469	33,376
Income tax expense (benefit)	(3,575)	(4,935)	(2,769)	11,968
Less:
Gain from sale of Fannie May		14,607		14,607
EBITDA (non-GAAP)	(3,553)	(3,078)	73,517	79,735
Add:
Severance costs	429	213	429	756
Litigation Settlement	426	-	426	-
Compensation charge related to NQ plan investment appreciation	128	302	797	987
Stock-based compensation	724	910	3,726	5,694
Less:
Fannie May EBITDA	-	(442)	-	1,265
Adjusted EBITDA (non-GAAP)	$(1,846)	$(1,211)	$78,895	$85,907

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	The adjustment to deduct the impact of the U.S. tax reform from net income, for the year ended July 1, 2018, includes the impact of the re-valuation of the Company's deferred tax liability of $12.2mm or $0.18 per diluted share, but does not include the ongoing impact of the lower federal corporate tax rate.

(c)	Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
E-mail: invest@1800flowers.com
or
Media:
Kathleen Waugh, 516-237-6028
kwaugh@1800flowers.com